July 18, 2003


Board of Directors
Microsourceonline Inc.
130 Centennial Parkway North
Hamilton, Ontario
L8E 1H9


Dear Sirs:

This letter is to constitute our consent to include the financial statements of Microsourceonline Inc. and reviewed as of May 31, 2003 and May 31, 2002 in the Registration Statement filed on Form SB-1 contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,

DANZIGER & HOCHMAN




/s/ Gary Cilevitz


Gary Cilevitz, C.A.

GC/rb